Filed Pursuant to Rule 424(b)(3)
Registration No. 333-147800

PROSPECTUS SUPPLEMENT NO. 1 DATED FEBRUARY 22, 2008
(TO PROSPECTUS DATED DECEMBER 17, 2007)

EPIX PHARMACEUTICALS, INC.

This Prospectus Supplement No. 1 supplements and amends the prospectus dated December 17, 2007, or the Prospectus, relating to the sale from time to time of up to 5,245,468 shares of common stock of EPIX Pharmaceuticals, Inc. by certain selling stockholders. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

On February 22, 2008, we filed with the Securities and Exchange Commission a Current Report on Form 8-K relating to the approval of our forms of Restricted Stock Unit Agreements. This information supplements and amends the information contained in the Prospectus.

This Prospectus Supplement No. 1 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus.

Our common stock is listed on the NASDAQ Global Market under the symbol “EPIX.” On February 21, 2008, the last reported sale price of our common stock on the NASDAQ Global Market was $3.26 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 3 of the Prospectus.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory authority, has approved or disapproved these securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this Prospectus Supplement No. 1 or the Prospectus or the documents incorporated by reference therein. Any representation to the contrary is a criminal offense.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 20, 2008

  EPIX Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

            Delaware
(State or Other Jurisdiction of Incorporation)

000-21863	04-3030815
(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, Massachusetts	02421
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 761-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2008, the Compensation Committee of EPIX Pharmaceuticals, Inc. (the “Company”) approved forms of Restricted Stock Unit Agreements pursuant to the Company’s Amended and Restated 1992 Incentive Plan and Amended and Restated 2003 Stock Incentive Plan, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.1	Form of Restricted Stock Unit Agreement under the Amended and Restated 1992 Incentive Plan.
10.2	Form of Restricted Stock Unit Agreement under the Amended and Restated 2003 Stock Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIX PHARMACEUTICALS, INC.

February 22, 2008	By:	/s/ Kim Cobleigh Drapkin
Kim Cobleigh Drapkin Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Restricted Stock Unit Agreement under the Amended and Restated 1992 Incentive Plan.
10.2	Form of Restricted Stock Unit Agreement under the Amended and Restated 2003 Stock Incentive Plan.

Exhibit 10.1

FORM OF RESTRICTED STOCK UNIT AGREEMENT

UNDER THE EPIX PHARMACEUTICALS, INC.
AMENDED AND RESTATED 1992 INCENTIVE PLAN

Name of Grantee: _____________________
No. of Restricted Stock Units Granted: ________________________
Grant Date: ____________________________

Pursuant to the EPIX Pharmaceuticals, Inc. 1992 Amended and Restated Incentive Plan (the “Plan”) as amended through the date hereof, EPIX Pharmaceuticals, Inc. (the “Company”) hereby grants a deferred stock award consisting of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.01 per share (the “Stock”) of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan.

1. Acceptance of Award. The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award by signing and delivering to the Company a copy of this Award Agreement.

2. Restrictions on Transfer of Award.

(a) The Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee until (i) the Restricted Stock Units have vested as provided in Section 3 of this Agreement and (ii) shares of Stock have been issued to the Grantee.

(b) If the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason prior to the satisfaction of the vesting conditions set forth in Section 3 below, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

3. Vesting of Restricted Stock Units. The restrictions and conditions in Section 2 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Section 2 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Number of Units Vested	Vesting Date

_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________

The Committee may at any time accelerate the vesting schedule specified in this Section 3.

4. Dividend Equivalents.

(a) If on any date the Company shall pay any dividend on shares of Stock of the Company, the number of Restricted Stock Units credited to the Grantee shall, as of such date, be increased by an amount determined by the following formula:

W = (X multiplied by Y) divided by Z, where:

W = the number of additional Restricted Stock Units to be credited to the Grantee on such dividend payment date;

X = the aggregate number of Restricted Stock Units (whether vested or unvested) credited to the Grantee as of the record date of the dividend;

Y = the cash dividend per share amount; and

Z = the Fair Market Value per share of Stock (as determined under the Plan) on the dividend payment date.

(b)  In the case of a dividend paid on Stock in the form of Stock, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, the number of Restricted Stock Units credited to the Grantee shall be increased by a number equal to the product of (i) the aggregate number of Restricted Stock Units that have been awarded to the Grantee through the related dividend record date, and (ii) the number of shares of Stock (including any fraction thereof) payable as dividend on one share of Stock. Any additional Restricted Stock Units shall be subject to the vesting and restrictions of this Agreement in the same manner and for so long as the Restricted Stock Units granted pursuant to this Agreement to which they relate remain subject to such vesting and restrictions, and shall be promptly forfeited to the Company if and when such Restricted Stock Units are so forfeited.

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5. Receipt of Shares of Stock.

(a) As soon as practicable following each Vesting Date, the Company shall issue to the Grantee a certificate representing the number of shares of Stock equal to the aggregate number of Restricted Stock Units credited to the Grantee that have vested pursuant to Section 3 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares, including voting and dividend rights, and such shares of Stock shall not be restricted by the provisions hereof.

(b) In the event that the Board of Directors in its discretion determines that any stock dividend, split-up, combination or reclassification of shares, recapitalization or other similar capital change affects the Stock of the Company such that adjustment is required in order to preserve the benefits or potential benefits of the Restricted Stock Units granted under this Agreement, the number of Restricted Stock Units subject to this Agreement shall be appropriately adjusted by the Committee (whose determination shall be conclusive).

(c) Upon the occurrence of an Acquisition Event (as defined below) (regardless of whether such event also constitutes a Change in Control (as defined below)), the Committee shall provide that the Restricted Stock Units granted under this Agreement shall be assumed, or equivalent restricted stock units shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) provided that if such Acquisition Event also constitutes a Change in Control, except to the extent specifically provided to the contrary in this Agreement or any other agreement between the Grantee and the Company, the restrictions and conditions of such assumed or substituted Restricted Stock Units shall immediately lapse in full if, on or prior to eighteen (18) months following the date of the consummation of the Change in Control, a Termination Event (as defined below) occurs.

(d) Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, the Restricted Stock Units granted under this Agreement, then the Committee shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units credited to the Grantee on such date in full satisfaction of such Restricted Stock Units; provided, however, that in the event the Company is involved in a transaction in which shares of Stock will be exchanged for cash or other consideration, the Grantee shall receive cash or other consideration equal in value to the aggregate number of Restricted Stock Units credited to the Grantee on the date of the Acquisition Event.

(e) Following the occurrence of a Change in Control that does not also constitute an Acquisition Event, except to the extent specifically provided to the contrary in this Agreement or any other agreement between the Grantee and the Company, the restrictions and conditions of the Restricted Stock Units granted under this Agreement shall immediately lapse in full if, on or prior to eighteen (18) months following the date of the consummation of the Change in Control, a Termination Event occurs.

(f) An “Acquisition Event” shall mean:

(i) any merger or consolidation of the Company with or into another entity as a result of which the Stock is converted into, or exchanged for, the right to receive cash, securities or other property;

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(ii) any exchange of shares of the Company for cash, securities or other property pursuant to a statutory share exchange transaction;

(iii) any sale or exchange of all or substantially all of the assets of the Company in one (1) transaction or in a series of transactions; or

(iv) a reorganization or liquidation of the Company.

(g) “Change in Control” means the occurrence of any of the following events:

(i) Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or (B) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(ii) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve.

(h) “Cause” shall mean (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company (or, if applicable, a successor corporation to the Company); (iii) willful and material breach of the Company’s policies (or, if applicable, a successor corporation to the Company); (iv) intentional and material damage to the Company’s property (or, if applicable, a successor corporation to the Company); or (v) material breach of the Grantee’s confidentiality obligations or duties under the Grantee’s nondisclosure, noncompetition or other similar agreement with the Company (or, if applicable, a successor corporation to the Company).

(i) “Termination Event” shall mean the termination of the Grantee’s employment (i) by the Company or the acquiring or succeeding corporation without Cause; or (ii) by the Grantee upon written notice given promptly after the Company’s or the acquiring or succeeding corporation’s taking any of the following actions, which actions shall not have been cured within a 30-day period following such notice: (A) the principal place of the performance of the Grantee’s responsibilities (the “Principal Location”) is changed to a location outside of a 30-mile radius from the Principal Location immediately prior to the Change in Control event; (B) there is a material reduction in the Grantee’s salary; or (C) there is a material diminution in the scope of the Grantee’s responsibilities without the Grantee’s agreement or without Cause (excluding increases in responsibility and lateral moves to jobs with similar descriptions).

4

6. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

7. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Grantee may elect to have such minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued.

8. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

9. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

EPIX PHARMACEUTICALS, INC.

By:

Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:______________________________
Grantee's Signature

Grantee’s name and address:

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Exhibit 10.2
FORM OF RESTRICTED STOCK UNIT AGREEMENT

UNDER THE EPIX PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2003 STOCK INCENTIVE PLAN

Name of Grantee: _____________________
No. of Restricted Stock Units Granted: ________________________
Grant Date: ____________________________

Pursuant to the EPIX Pharmaceuticals, Inc. 2003 Amended and Restated Stock Incentive Plan (the “Plan”) as amended through the date hereof, EPIX Pharmaceuticals, Inc. (the “Company”) hereby grants a deferred stock award consisting of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.01 per share (the “Stock”) of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan.

1. Acceptance of Award. The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award by signing and delivering to the Company a copy of this Award Agreement.

2. Restrictions on Transfer of Award.

(a) The Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee until (i) the Restricted Stock Units have vested as provided in Section 3 of this Agreement and (ii) shares of Stock have been issued to the Grantee.

(b) If the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason prior to the satisfaction of the vesting conditions set forth in Section 3 below, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

3. Vesting of Restricted Stock Units. The restrictions and conditions in Section 2 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Section 2 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Number of Units Vested	Vesting Date

_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________

The Committee may at any time accelerate the vesting schedule specified in this Section 3.

4. Dividend Equivalents.

(a) If on any date the Company shall pay any dividend on shares of Stock of the Company, the number of Restricted Stock Units credited to the Grantee shall, as of such date, be increased by an amount determined by the following formula:

W = (X multiplied by Y) divided by Z, where:

W = the number of additional Restricted Stock Units to be credited to the Grantee on such dividend payment date;

X = the aggregate number of Restricted Stock Units (whether vested or unvested) credited to the Grantee as of the record date of the dividend;

Y = the cash dividend per share amount; and

Z = the Fair Market Value per share of Stock (as determined under the Plan) on the dividend payment date.

(b)  In the case of a dividend paid on Stock in the form of Stock, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, the number of Restricted Stock Units credited to the Grantee shall be increased by a number equal to the product of (i) the aggregate number of Restricted Stock Units that have been awarded to the Grantee through the related dividend record date, and (ii) the number of shares of Stock (including any fraction thereof) payable as dividend on one share of Stock. Any additional Restricted Stock Units shall be subject to the vesting and restrictions of this Agreement in the same manner and for so long as the Restricted Stock Units granted pursuant to this Agreement to which they relate remain subject to such vesting and restrictions, and shall be promptly forfeited to the Company if and when such Restricted Stock Units are so forfeited.

5. Receipt of Shares of Stock.

(a) As soon as practicable following each Vesting Date, the Company shall issue to the Grantee a certificate representing the number of shares of Stock equal to the aggregate number of Restricted Stock Units credited to the Grantee that have vested pursuant to Section 3 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares, including voting and dividend rights, and such shares of Stock shall not be restricted by the provisions hereof.

(b) In the event that the Board of Directors in its discretion determines that any stock dividend, split-up, combination or reclassification of shares, recapitalization or other similar capital change affects the Stock of the Company such that adjustment is required in order to preserve the benefits or potential benefits of the Restricted Stock Units granted under this Agreement, the number of Restricted Stock Units subject to this Agreement shall be appropriately adjusted by the Committee (whose determination shall be conclusive).

(c) Upon the occurrence of an Acquisition Event (as defined below) (regardless of whether such event also constitutes a Change in Control (as defined below)), the Committee shall provide that the Restricted Stock Units granted under this Agreement shall be assumed, or equivalent restricted stock units shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) provided that if such Acquisition Event also constitutes a Change in Control, except to the extent specifically provided to the contrary in this Agreement or any other agreement between the Grantee and the Company, the restrictions and conditions of such assumed or substituted Restricted Stock Units shall immediately lapse in full if, on or prior to eighteen (18) months following the date of the consummation of the Change in Control, a Termination Event (as defined below) occurs.

(d) Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, the Restricted Stock Units granted under this Agreement, then the Committee shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units credited to the Grantee on such date in full satisfaction of such Restricted Stock Units; provided, however, that in the event the Company is involved in a transaction in which shares of Stock will be exchanged for cash or other consideration, the Grantee shall receive cash or other consideration equal in value to the aggregate number of Restricted Stock Units credited to the Grantee on the date of the Acquisition Event.

(e) Following the occurrence of a Change in Control that does not also constitute an Acquisition Event, except to the extent specifically provided to the contrary in this Agreement or any other agreement between the Grantee and the Company, the restrictions and conditions of the Restricted Stock Units granted under this Agreement shall immediately lapse in full if, on or prior to eighteen (18) months following the date of the consummation of the Change in Control, a Termination Event occurs.

(f) An “Acquisition Event” shall mean:

(i) any merger or consolidation of the Company with or into another entity as a result of which the Stock is converted into, or exchanged for, the right to receive cash, securities or other property;

(ii) any exchange of shares of the Company for cash, securities or other property pursuant to a statutory share exchange transaction;

(iii) any sale or exchange of all or substantially all of the assets of the Company in one (1) transaction or in a series of transactions; or

(iv) a reorganization or liquidation of the Company.

(g) “Change in Control” means the occurrence of any of the following events:

(i) Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or (B) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(ii) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve.

(h) “Cause” shall mean (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company (or, if applicable, a successor corporation to the Company); (iii) willful and material breach of the Company’s policies (or, if applicable, a successor corporation to the Company); (iv) intentional and material damage to the Company’s property (or, if applicable, a successor corporation to the Company); or (v) material breach of the Grantee’s confidentiality obligations or duties under the Grantee’s nondisclosure, noncompetition or other similar agreement with the Company (or, if applicable, a successor corporation to the Company).

(i) “Termination Event” shall mean the termination of the Grantee’s employment (i) by the Company or the acquiring or succeeding corporation without Cause; or (ii) by the Grantee upon written notice given promptly after the Company’s or the acquiring or succeeding corporation’s taking any of the following actions, which actions shall not have been cured within a 30-day period following such notice: (A) the principal place of the performance of the Grantee’s responsibilities (the “Principal Location”) is changed to a location outside of a 30-mile radius from the Principal Location immediately prior to the Change in Control event; (B) there is a material reduction in the Grantee’s salary; or (C) there is a material diminution in the scope of the Grantee’s responsibilities without the Grantee’s agreement or without Cause (excluding increases in responsibility and lateral moves to jobs with similar descriptions).

6. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

7. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Grantee may elect to have such minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued.

8. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

9. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

EPIX PHARMACEUTICALS, INC.

By:

Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:______________________________
Grantee's Signature

Grantee’s name and address: